Exhibit 99.1

News Release – April 28, 2008

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial quarterly earnings up 23%

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,532,000 for the first quarter ended March 31, 2008.  When compared to first quarter 2007 earnings of $2,064,000, net income increased 22.7%. On a per share basis, diluted earnings were $.66 for the first three months of 2008 compared to $.54 for the same period in 2007.

Total assets at March 31, 2008 reached $829.0 million, an increase of 4.1% over total assets of $796.7 million at March 31, 2007.  Net loans increased to $581.6 million at quarter end from $530.6 million one year earlier.  Total deposits and repurchase agreements were $669.3 million at the end of the first quarter 2008, slipping 1.7% from the first quarter of 2007.  Reflecting an overall decline in the equities market, the market value of trust assets under management were $495.6 million on March 31, 2008, representing a 4.4% decline from a year earlier.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg.  Its wholly owned subsidiary, F&M Trust operates twenty-four community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.